EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between George J. Harad (“Executive”) and Boise Cascade Corporation (the “Company” and, together with Executive, the “Parties”), effective as of the last date signed by the Parties (the “Effective Date”).

RECITALS

WHEREAS, Executive is the Company’s Chairman of the Board and Chief Executive Officer, with his home and office located in Boise, Idaho; and,

WHEREAS, the Company has entered into an agreement, dated July 26, 2004 (the “Sale Agreement”) for the sale of its paper, forest products, and timber assets to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC, (such transaction, the “Sale”); and,

WHEREAS, upon the closing of the Sale (the “Closing”), the Company intends to continue to operate its current office products distribution business in Chicago, Illinois; and,

WHEREAS, Executive does not intend to relocate from Idaho to Illinois; and

WHEREAS, the Parties agree that the Sale will not constitute a “Change in Control” pursuant to the Change in Control Severance Agreement between Executive and the Company dated September 30, 2003 (the “Severance Agreement”); and

WHEREAS, the Company acknowledges the importance of, and wishes to secure, Executive’s continued services as contemplated in this Agreement, and considers such continued services essential to the best interests of its stockholders; and

WHEREAS, the Executive as part of this Agreement has agreed not to compete with the Company or solicit its employees after his employment, to provide the Company with a legal release, and to provide other benefits to the Company to which the Company would not otherwise be entitled, all as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1.             CONTINUATION OF EMPLOYMENT.  From the Effective Date until the date upon which the Closing occurs (the “Closing Date”) (the “Initial Period”), Executive will continue in his current role as Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”).  During the Initial Period, Executive will continue to (a) be paid his current annual salary of $1,100,000; (b) participate in the Company’s 2004 Annual Incentive Award program under the terms and conditions currently applicable to his participation (including a target award of 1.2 times base pay); and (c) enjoy all other compensation, benefits and terms of employment to which he would be entitled absent this Agreement.

2.             EXECUTIVE CHAIRMAN POSITION.  Effective upon the Closing Date, Executive will no longer hold his position as CEO of the Company.  During the period (the “Transition Period”) from the Closing Date through the Separation Date (as defined in Paragraph 3(a), below) Executive will act as the Executive Chairman of the Board of Directors of the Company (“Board”), with the Company’s President and CEO reporting to him.

(a)           EXECUTIVE CHAIRMAN DUTIES.  During the Transition Period, Executive will have the following responsibilities:

(i)            In consultation with the lead director of the Board, schedule, set the agenda for and chair Board meetings;

(ii)           Upon the request of the Board, assist in the recruitment of new directors as required, and coordinate Board committee assignments;

(iii)         Manage transition issues related to the Sale;

(iv)          Assist the CEO in establishing corporate staff functions, including recruiting, selecting and/or transferring key executives;

(v)            Together with the CEO, conduct initial meetings with shareholders, analysts and other external audiences as required to familiarize these audiences with the office products business as a stand-alone entity;

(vi)          Review the business strategy analysis and decisions prepared by the CEO and his management team;

(vii)         In keeping with the business strategy, oversee resource allocation decisions for the office products business, including preparation of capital spending plans and operating budgets for calendar year 2005; and,

(viii)        Any other duties reasonably requested by the Board, consistent with Executive’s position.

(b)           COMPENSATION AND BENEFITS DURING TRANSITION PERIOD.  During the Transition Period, Executive’s salary will be paid at the annual rate of $1,100,000.  Executive will continue to accrue vacation time and be covered by the Company’s group Medical, Dental and Vision Programs, and the Company’s Supplemental Healthcare Program for Executive Officers.

(c)           USE OF COMPANY PLANE.  Before and during the Transition Period, Executive will have full access to the Company’s corporate plane for business purposes.

3.             TERMINATION AND SEPARATION.

(a)           SEPARATION DATE.  Provided that neither Executive nor the Company has previously terminated the employment relationship, and further provided that this Agreement has not become void pursuant to Paragraph 8 below, then (i) if the Closing occurs on or before June 30, 2005, Executive’s last day as an employee and director of the Company will be June 30, 2005, or (ii) if the Closing has not occurred as of June 30, 2005, Executive’s service as an employee and director of the Company will be extended until the date which is 30 days following the Closing Date (the “Extension Period”).  The last date of Executive’s employment is referred to throughout this Agreement as the “Separation Date.”  Subject to the provisions of Paragraphs 3(b), 3(c) or 8, which provisions will govern if applicable, and provided the Closing has occurred prior to the Separation Date, Executive shall be entitled to the Retention Benefits (as defined in Paragraph 4, below) and the Accrued Benefits (as defined in Paragraph 5, below).

(b)           TERMINATION FOR CAUSE OR OTHER THAN FOR GOOD REASON.  In the event that Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment with the Company without Good Reason, in either case at any time prior to June 30, 2005 (or, if applicable, prior to the end of the Extension Period), Executive shall not be entitled to the Retention Benefits, and shall instead only be entitled to the Accrued Benefits.

(c)           TERMINATION WITHOUT CAUSE, UPON DEATH OR DISABILITY, OR WITH GOOD REASON.  In the event that Executive’s employment is terminated by the Company without Cause or due to Executive’s death or Disability, or Executive resigns for Good Reason, Executive (1) will be entitled to the Accrued Benefits and (2) will be entitled to the Retention Benefits; but only if (i) the Closing has already occurred or (ii) the Closing occurs subsequent to such termination/resignation and prior to June 30, 2006 (in which case, where the context requires, the Closing Date shall be deemed to be the Separation Date for purposes of the payment of the Retention Benefits and the term of the restrictive covenants set forth in Paragraphs 14 and 16, below).  In the event that Executive’s employment is terminated due to his death or Disability, and conditions (i) or (ii) stated in this Paragraph 3(c) are otherwise met, Executive (or, as applicable his beneficiaries (see Paragraph 11, below)) will receive the Accrued Benefits and Retention Benefits, with the form of Supplemental Release Agreement described in Paragraph 4 to be provided by Executive or his beneficiaries, as applicable.  Further, in the event that Executive’s employment is terminated due to his death, the pension payments which result from payment of the Retention Payments will be paid as though the Executive had made an election to receive monthly installment payments over a fifteen year period beginning on July 1, 2005.

(d)           DEFINITIONS.

(i)            CAUSE.  “Cause” shall mean a termination upon (A) Executive’s willful and continued failure to substantially perform his duties with the Company (other than failure resulting from Executive’s death or incapacity due to physical or mental illness or injury), for thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (B) Executive’s willful engagement in conduct which causes demonstrable and material injury to the Company monetarily or otherwise.

(1)           For purposes of this definition of Cause, no act or failure to act on Executive’s part shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that his act or omission was in the best interest of the Company.

(2)           Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until:

a.             a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after thirty (30) days’ notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith, reasonable opinion of the Board Executive was guilty of conduct set forth above in clauses (A) or (B) of this Paragraph 3(d)(i) and specifying the particulars of Executive’s conduct in detail, and

b.             a copy of this resolution is delivered to Executive.

(3)           All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

(ii)           GOOD REASON.  “Good Reason” shall mean any one or more of the following:

(1)           material reduction by the Company in Executive’s base salary as in effect on the Effective Date or failure to timely pay Executive’s base salary when due, which failure persists for more than ten (10) business days following notice from Executive;

(2)           failure by the Company to permit Executive to participate in the welfare benefit plans or arrangements and fringe benefit plans or arrangements which are made generally available by the Company to its senior executive officers, which failure persists for more than ten (10) business days following notice from Executive specifying the plan which Executive has not been permitted to participate in (unless an equitable substitute arrangement embodied in an ongoing substitute or alternative benefit or fringe benefit plan or arrangement has been made for the benefit of Executive);

(3)           Executive’s relocation to any office or location other than that at which Executive is based at the Effective Date or within 45 miles of such location, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations as of the Effective Date; or

(4)           any purported termination of Executive’s employment by the Company which is not a Termination for Cause, as described above, or due to Executive’s death or Disability.   For purposes of this Agreement, no such purported termination shall be effective.

(iii)         DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness or injury, Executive is absent from his duties with the Company on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of termination is given Executive has not returned to the full-time performance of his duties, the Company may terminate Executive’s employment for “Disability.”

4.             RETENTION BENEFITS.  The payments and benefits set forth in this Paragraph 4 constitute the “Retention Benefits,” as defined in this Agreement, the payment or provision of which are subject to Paragraphs 3(a), 3(b), 3(c) and 8 and, on or following the Separation Date, the execution and failure of Executive (or, if applicable per Paragraph 3(c), his beneficiary) to revoke the form of Supplemental Release Agreement attached hereto as Exhibit A:

(a)           INCENTIVE BONUS.  Within ten (10) days of the Separation Date, Executive will be paid a guaranteed bonus of $1,320,000.  It is understood that whether or not Executive remains an employee in 2005, he will not participate in the Company’s 2005 Annual Incentive Award program.

(b)           RETENTION PAYMENT.  Within ten (10) days after the Separation Date the Company will pay Executive a retention bonus of $ 1,500,000.

(c)           SEVERANCE.  Within ten (10) days after the Separation Date, the Company will pay Executive severance in an amount equal to thirty-six (36) months of Executive’s annual salary of $1,100,000 and target bonus of $1,320,000 (equal in total to $7,260,000).

(d)           HEALTH INSURANCE CONTINUATION For a thirty-six (36) month period following the Separation Date, Executive will continue to be eligible to participate in the Company’s healthcare programs (as in effect from time to time).  During this period, the Company will make all necessary premium payments on Executive’s behalf (other than employee contributions at the active salaried employee rate in effect as of the date of the contribution, which shall be Executive’s responsibility) to continue his coverage at the same level that was in effect as of the Separation Date.  Following the expiration of such period (the “Benefit Termination Date”), and as provided by the federal COBRA law and by the Company’s current group health insurance policies, Executive will be eligible to continue his health insurance benefits at his own expense for up to eighteen (18) months following the Benefit Termination Date and, if permitted under the Company’s policies or required by law, to convert to an individual policy if Executive wishes. Executive will be provided with a separate notice of his COBRA rights.

(e)           OTHER INSURANCE AND BENEFITS.  The Company shall, for a thirty-six (36) month period following the Separation Date, maintain in full force and effect for Executive’s continued benefit, all life (other than the Company’s Supplemental Life Plan), disability and accident insurance plans, programs, or arrangements, and financial counseling services in which Executive was participating immediately prior to the Separation Date.

(f)            PENSION BENEFITS.  As part of this Agreement, solely for the purpose of calculating the amount of benefit to which Executive is entitled under the Company’s Pension Plan for Salaried Employees (the “Qualified Plan”), and under the Company’s Excess Benefit Plan and Supplemental Early Retirement Plan (the “Nonqualified Plans”), Executive shall be deemed, to the extent permissible under the Qualified Plan and otherwise under the Nonqualified Plans to have continued to accrue pensionable earnings and service through June 30, 2005 and,

(i)            Deemed to have accrued three (3) years of service credit in addition to his service credit accrued through June 30, 2005 (or, if applicable, through the end of the Extension Period); and

(ii)           Deemed to have earned compensation for each year of the three (3) additional years of service credit (without giving effect to limitation in the Nonqualified Plans on the amount of compensation which may be taken into account in calculating the benefit under such Plans) equal to Executive’s annual salary of $1,100,000 and target bonus of $1,320,000 (equal in total to $2,420,000 per year).

The benefits under this Paragraph 4(f) shall be paid in the same manner as, and shall otherwise possess the same rights and privileges as were available with respect to, benefits under the terms of the Qualified Plan and Nonqualified Plans as in effect immediately prior to the Separation Date.

(g)           OFFICE SPACE.  For a period of two (2) years after the Separation Date, the Company will provide Executive with fully paid office space and secretarial assistance in Boise, Idaho, provided that the cost of to the Company of such space and assistance shall not exceed eighty thousand dollars ($80,000) per year.

(h)           DISCHARGE OF OTHER OBLIGATIONS.  The Company’s payment in full to Executive of the Retention Benefits supersedes and completely discharges any obligation the Company may have to Executive pursuant to the Severance Agreement and the Company’s Executive Officer Severance Pay Policy (as amended through December 11, 1992) (“Executive Officer Severance Pay Policy”).

5.             ACCRUED BENEFITS.  The following constitute the “Accrued Benefits,” as defined in this Agreement:

(a)           ACCRUED SALARY AND VACATION.  On the Separation Date, the Company will pay Executive all salary and unused vacation accrued through June 30, 2005 (or, if applicable, through the end of the Extension Period).

(b)           BONUSES.  Within ten (10) days after the Separation Date, or prior to then if due under the relevant plan(s), the Company will pay Executive any earned and unpaid bonuses due under Executive’s long-term and annual incentive plans.  Such bonuses consist of any bonuses earned pursuant to:

(i)            The Company’s 2002-2004 Key Executive Performance Unit Plan; and,

(ii)           The Company’s 2004 Annual Incentive Award program.

6.             PARACHUTE PAYMENT.  In the event that any payments or benefits paid to Executive under this Agreement are deemed to be “Parachute Payments” pursuant to Internal Revenue Code section 280G(b)(2), and Executive is subject to excise tax under Internal Revenue Code section 4999, the Parties agree that Executive will be entitled to receive from the Company an additional amount (the “Gross-Up Payment), the amount of which shall be calculated in the manner described in Section 7 of the Severance Agreement and which shall be subject to the other terms and conditions set forth in such section,

7.             CONFIRMATION OF OTHER OBLIGATIONS.  The Company acknowledges that, except as expressly provided herein, this Agreement is not intended to reduce or eliminate any benefits or compensation due to Executive under any other Company plans or agreements.

8.             TERMINATION OF SALE AGREEMENT.  Notwithstanding anything herein to the contrary, in the event that either (i) the Closing does not occur prior to June 30, 2006 or (ii) the Sale Agreement is terminated in accordance with its terms, this Agreement shall terminate immediately and shall be deemed to be null and void, ab initio, and Executive will continue to be employed with the compensation, benefits and other terms of employment which he would have received absent this Agreement.

9.             RESTRICTED STOCK AWARDS.  On July 31, 2003 and October 17, 2003 Executive received Performance Accelerated Restricted Stock Awards.  The July 31, 2003 Award is unaffected by this Agreement.  Effective as of the Closing, the Performance Goals described in paragraph 3.3 of the October 17, 2003 Award agreement shall be satisfied.  Any unvested shares under the October 17, 2003 Award will otherwise vest in accordance with the terms and conditions of such Award, and Executive’s rights to exercise vested shares will be as set forth in the October 17, 2003 Award Agreement.

10.          STOCK OPTIONS.  All of Executive’s outstanding stock options (the “Options”) are vested, and Executive’s rights to exercise vested option shares will be as set forth in the Company’s Stock Incentive Plans, Executive’s Stock Option Agreement(s) and Stock Option Grant Notice(s).

11.          BENEFICIARIES.  In the event that Executive should die or become disabled on or prior to the payment by the Company of all payments due hereunder, such payments will be made to Executive’s beneficiaries as designated in Exhibit B hereto (unless otherwise provided pursuant to the applicable plan).  Executive shall have the right to amend Exhibit B at any time upon written notice to the Company.  Executive may also change his beneficiaries under any other benefit plan pursuant to the procedures applicable to such plan.

12.          EXPENSE REIMBURSEMENTS.  Executive agrees that, within thirty (30) business days of the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which he seeks reimbursement.  The Company will reimburse Executive for these expenses pursuant to its regular business practice.

13.          RETURN OF COMPANY PROPERTY.  On the Separation Date, Executive shall return to the Company all Company documents (and all copies thereof) and other Company property that Executive has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the

Company (and all reproductions thereof).  Executive may retain such documents, property, and materials after the Separation Date only to the extent approved by the Board.

14.          NON-COMPETITION COVENANT.  During his employment with the Company and, if Executive is entitled to receive the Retention Benefits, for a period of thirty-six (36) months following the Separation Date (for purposes of this Paragraph, the “Noncompete Period”), Executive will not, other than in connection with employment for the Company or as otherwise approved by the Company, engage in, manage or consult with, any business which is primarily involved in the office products distribution and/or office products retail business (the “Business”) in any geographic area in which the Company then does business; provided, however, that Executive may personally own not more than 5% of the outstanding securities of any class of stock of a corporation engaged in the Business whose shares are listed on an exchange or the Nasdaq Stock Market.  If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, such court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.  If such court refuses or declines to revise the restrictions as contemplated by the preceding sentence, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.  For purposes of this Paragraph 14, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company which it controls.  If Executive becomes entitled to receive the Retention Benefits and thereafter (i) the Company gives Executive specific written notice of Executive’s activities that it reasonably and in good faith believes materially violate the provisions of this Paragraph; (ii) Executive fails to stop such activities within thirty (30) days of receiving such notice; and (iii) there is a final determination by a court that conditions (i) and (ii) of this sentence have been met and Executive has materially violated the provisions of this Paragraph, Executive shall return to the Company a portion of the amount received by Executive pursuant to Paragraph 4(c), such amount being equal to the product of (1) $7,260,000 and (2) a fraction, the numerator of which is the number of full months remaining in the Noncompete Period upon such material violation and the denominator of which is 36.

15.          PROPRIETARY INFORMATION OBLIGATIONS.  Executive agrees that he will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of his assigned duties and for the benefit of the Company, either during the period of his employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which Executive obtained during his employment by the Company. This restriction will not apply to information that (i) was known to the public before its disclosure to Executive; (ii) becomes known to the public after disclosure to Executive through no wrongful act of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

16.          NONSOLICITATION.  During the Transition Period and for a period of three (3) years following the Separation Date, Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit or attempt to solicit any managerial level employee of the Company or any of its subsidiaries or affiliates to leave employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company.

17.          CONFIDENTIALITY.  The provisions of this Agreement will be held in strictest confidence by the Parties and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) Executive may disclose this Agreement to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law, provided that, in the case of clauses (a) and (b), such disclosure shall only be permitted to the extent that the disclosing party requires the party receiving the disclosure to maintain the confidentiality of the Agreement in accordance with this Paragraph 17.

18.          NONDISPARAGEMENT.  The Parties agree not to disparage each other, and the other party’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Parties may, without violation of this Paragraph 18, respond accurately and fully to any question, inquiry or request for information when required by legal process.

19.          INDEMNIFICATION.  The Company’s indemnification and defense obligations to Executive, and obligations to Executive under its Directors and Officers (D&O) or other insurance policies, are unaffected by this Agreement.  Further, the Company agrees to maintain insurance coverage for Executive for six (6) years following the Separation Date to the same extent and at the same level as it does for its then-current officers and directors.

20.          GENERAL RELEASE.  Except as provided in this Agreement, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all known claims, liabilities and obligations, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Executive’s signing of this Agreement.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (b) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and, the federal Americans with Disabilities Act of 1990.  Provided, however, that this release will not apply to Executive’s vested or earned compensation or benefits, workers’ compensation claims, or the Company’s indemnification and defense obligations to Executive or its obligations to him under its D&O or other insurance policies.

21.          MISCELLANEOUS.  Payments made hereunder shall be subject to legally required tax withholding, if applicable.

22.          ENTIRE AGREEMENT.  This Agreement, including all referenced documents and exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof.  It supersedes any and all other agreements entered into by and between the Parties.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by Executive and a duly authorized representative of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.  Executive acknowledges that the receipt by him of the Retention Benefits will be in lieu of any rights to severance payments or benefits he may otherwise be entitled to from the Company or its affiliates pursuant to the Severance Agreement or the Executive Officer Severance Pay Policy.

23.          ATTORNEYS’ FEES.  If either Executive or the Company brings any action to enforce rights under this Agreement, the prevailing party in any such action shall be entitled to recover reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such action.  For purposes of this Agreement “prevailing party” shall be the party who obtained substantially the relief sought.

24.          SUCCESSORS AND ASSIGNS.  This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

25.          APPLICABLE LAW AND VENUE.  This Agreement shall be governed by and construed in accordance with Delaware law, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  The Parties hereby expressly consent to personal jurisdiction and venue in the federal courts of Idaho for any lawsuit arising from or related to this Agreement.

26.          SEVERABILITY.  If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired.  The court will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

27.          WAIVER.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

28.          COUNTERPARTS.  This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.

IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed on the dates written below.

BOISE CASCADE CORPORATION		GEORGE J. HARAD

By:	/s/ Ward W. Woods	/s/ George J. Harad
WARD W. WOODS

Date:	October 15, 2004	Date:	10/29/04

EXHIBIT A

SUPPLEMENTAL RELEASE AGREEMENT

Pursuant to the Employment Agreement dated                     between Boise Cascade Corporation (the “Company”) and me, except as provided therein, I hereby release, acquit and forever discharge the Company, and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all known claims, liabilities and obligations, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing of this Supplemental Release Agreement.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and, the federal Americans with Disabilities Act of 1990.  Provided, however, that this release will not apply to my vested or earned compensation or benefits, workers’ compensation claims, or the Company’s indemnification and defense obligations to me or its obligations to me under its D&O or other insurance policies.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the ADEA waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  a) my ADEA waiver does not apply to any rights or claims that arise after the date I sign this Supplemental Release Agreement; b) I should consult with an attorney prior to signing this Supplemental Release Agreement; c) I have twenty-one (21) days to consider this Supplemental Release Agreement (although I may choose to voluntarily sign it sooner); d) I have seven (7) days following the date I sign this Supplemental Release Agreement to revoke the ADEA waiver; and e) the ADEA waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Supplemental Release Agreement.

GEORGE J. HARAD	DATE